SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the registrant  |X|

Filed by a party other than the registrant  |_|

Check the appropriate box:

|_|  Preliminary proxy statement
|X|  Definitive proxy statement
|_|  Definitive additional materials
|_|  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         Community First Banking Company
                         -------------------------------
                (Name of Registrant as Specified in Its Charter)

                         Community First Banking Company
   --------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     |_|  $125  per   Exchange   Act  Rule   0-11(c)(1)(ii),   14a-6(i)(1),   or
          14a-6(j)(2).

     |_| $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

          (1)  Title of each class of securities to which transaction applies:


          (2)  Aggregate number of securities to which transactions applies:


          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


          (4)  Proposed maximum aggregate value of transaction:


     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)     Amount previously paid:


          (2)     Form, schedule or registration statement no.:


          (3)     Filing party:


          (4)     Date filed:

                         COMMUNITY FIRST BANKING COMPANY
                                110 DIXIE STREET
                            CARROLLTON, GEORGIA 30117
                                 (770) 834-1071

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD THURSDAY, APRIL 27, 2000

To the Shareholders of Community First Banking Company:

     The Annual Meeting of Shareholders of Community First Banking Company (the "Company") will be held on Thursday, April 27, 2000 at 2:00 p.m. at Community First Bank, 110 Dixie Street, Carrollton, Georgia 30117, for the following purposes:

     (1) To elect four Class III directors to serve a three-year term expiring at the 2003 Annual Meeting of Shareholders and upon the election and qualification of their successors;

     (2) To ratify the appointment of Porter Keadle Moore, LLP as our independent public accountants for fiscal 2000; and

     (3) To transact any other business that may properly come before the meeting or any adjournment.

     The close of business on March 9, 2000 is the record date for determining the shareholders entitled to notice of and to vote at the meeting.

     Please mark, date, sign and return the enclosed proxy card as soon as possible. If you attend the meeting and wish to vote your shares in person, you may do so at any time before you exercise your proxy.

                                          By Order of the Board of Directors,
                                          [GRAPHIC OMITTED][GRAPHIC OMITTED]
                                          Gary D. Dorminey
                                          President and Chief Executive Officer

March 28, 2000

                         COMMUNITY FIRST BANKING COMPANY
                                110 DIXIE STREET
                            CARROLLTON, GEORGIA 30117


                                 PROXY STATEMENT
                       -----------------------------------

                                  INTRODUCTION


Time and Place of the Meeting

     The Company's Board of Directors is furnishing this Proxy Statement to solicit proxies for use at the Annual Meeting of Shareholders to be held on Thursday, April 27, 2000, at 2:00 p.m., at Community First Bank, 110 Dixie Street, Carrollton, Georgia 30117, and at any adjournment of the meeting.

Record Date and Mailing Date

     The close of business on March 9, 2000 is the Record Date for the determination of shareholders entitled to notice of and to vote at the meeting. We first mailed this Proxy Statement and accompanying proxy card to shareholders on or about March 28, 2000.


                          VOTING AT THE ANNUAL MEETING


Shares Outstanding and Held by Directors and Executive Officers

     As of the close of business on the Record Date, the Company had 10,000,000 shares of common stock, $.01 par value ("Common Stock"), authorized. Of these shares, 2,754,815 were issued and entitled to vote on the proposals presented in this Proxy Statement, including 131,453 unallocated shares issued to the Company's Employee Stock Ownership Plan ("ESOP") that will be voted by the ESOP trustees and 114,230 shares held in participant accounts in the Company's 401(k) Plan that will be voted by the 401(k) Plan trustees. As of the Record Date, the Company's directors and executive officers collectively beneficially owned 954,777 shares of Common Stock, which includes 205,985 shares subject to options that are exercisable within 60 days after the Record Date. Assuming they do not exercise these options, the Company's directors and executive officers will have the authority to vote 748,792 shares of Common Stock, or approximately 27.2 percent of the shares eligible to vote, which includes the 245,683 shares held in the ESOP and the 401(k) Plan, as certain directors and executive officers share voting authority with respect to those shares. Participants in the 401(k) Plan retain the ability to dispose of their shares held in that Plan. We anticipate that all directors and executive officers will vote all of their shares in favor of the proposals presented in this Proxy Statement. Each share is entitled to one vote on all matters to be presented at the meeting.


Procedures for Voting by Proxy

     If you properly sign, return and do not revoke your proxy, the persons named as proxies will vote your shares according to the instructions you have specified on the proxy card. If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the election of the nominated directors, FOR the ratification of Porter Keadle Moore, LLP as our independent public accountants for fiscal
2000 and in accordance with the best judgment of the persons appointed as proxies as to all other matters properly brought before the meeting. You can revoke your proxy by delivering to the Secretary of the Company, at the Company's address as listed above, either a written revocation of your proxy or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Requirements for Shareholder Approval

     A quorum will be present if a majority of the votes entitled to be cast are present in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. To be elected, a director must receive more votes than any other nominee for the same seat on the Board of Directors. As a result, if you withhold your vote as to one or more directors, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee. If any nominee for election to the Board of Directors named in this Proxy Statement becomes unavailable for election for any reason, the proxy will be voted for a substitute nominee selected by the Board of Directors. To ratify the appointment of Porter Keadle Moore, LLP and to approve any other matter presented for shareholder approval, the number of shares voted in favor of the proposal must exceed the number of shares voted against the proposal, provided a quorum is present.

Effect of Abstentions

     A shareholder who is present in person or by proxy at the Annual Meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter.

Effect of Broker Non-Votes

     Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Companies listing their securities on the New York Stock Exchange are permitted to vote their clients' proxies in their own discretion as to the election of directors and the ratification of independent accountants. Proxies that brokers do not vote on one or more proposals but that they do vote on others are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority.



                            STOCK OWNED BY MANAGEMENT

     The following table lists, as of the Record Date, the number and percentage ownership of the shares of Common Stock beneficially owned by each director of the Company, each executive officer named in the Summary Compensation Table, any known beneficial owner of more than five percent of the outstanding Common Stock and all current directors and executive officers as a group. Unless otherwise indicated, each person is the record owner of his or her shares and has the sole right to vote and dispose of those shares. The trustees of the ESOP and of the 401(k) Plan vote the shares held in participant accounts in those plans. As a result, the shares owned beneficially by Mss. Berry and Fox, Dr. Reeve, and Messrs. Poston and Gable include 131,453 shares not yet allocated to ESOP participant accounts, as to which they share voting authority as five of the ESOP trustees, and the shares owned beneficially by Messrs. Dorminey, Silvey, Bullock and Steed include 114,230 shares held in the 401(k) Plan, as to which they share voting authority as co-trustees of the 401(k) Plan.


                                                                                No. of               Percentage
    Name                              Position                                  Shares               Ownership(1)
    ----                              --------                                  ------               ------------
T. Aubrey Silvey                Chairman of the Board                           181,402 (2)               6.6%
Gary D. Dorminey                Chief Executive Officer, President
                                and Director                                    230,763 (3)               8.2
Anna L. Berry                   Director                                        148,503 (4)               5.4
Gary M. Bullock                 Director                                        144,690 (5)               5.2
Jerry L. Clayton                Director                                         65,520 (6)               2.4
W. Lamar Moody                  Director                                            905 (7)                *
Thomas E. Reeve, Jr.            Director                                        176,843 (8)               6.4
Michael P. Steed                Director                                        173,817 (9)               6.3
Dean B. Talley                  Director                                         57,320 (10)              2.1
Thomas S. Upchurch              Director                                         57,320 (11)              2.1
D. Lane Poston                  Executive Vice President and Chief
                                Operating Officer                               248,406 (12)              8.8
Anyce C. Fox                    Senior Vice President                           163,204 (13)              5.9
C. Lynn Gable                   Senior Vice President and CFO                   174,586 (14)              6.3
All Directors and
Executive Officers as a
Group (13 persons)                                                              954,777 (15)             32.2


(*) Indicates less than one percent of the outstanding shares of Common Stock.

(1) Calculated based on 2,754,815 shares entitled to vote, which includes 131,453 shares that will be voted by the ESOP trustees and 114,230 shares that will be voted by the 401(k) Plan Trustees. The number of issued and outstanding shares used to calculate the percentage of total ownership includes any shares covered by options issued to the individual or to members of the group, as applicable, identified in the table.

(2) Includes 841 shares held in an IRA, 831 shares held in his spouse's IRA, 9,050 shares subject to options vesting on or before May 8, 2000 and 114,230 shares held in participant accounts in the 401(k) Plan, as to which he shares voting authority as a co-trustee.

(3) Includes 2,131 shares held in an IRA, 7,850 shares allocated to his ESOP account, 60,340 shares subject to options vesting on or before May 8, 2000 and 114,230 shares held in participant accounts in the 401(k) Plan (which includes 6,700 shares allocated to his account), as to which he shares voting authority as a co-trustee.

(4) Includes 9,050 shares subject to options vesting on or before May 8, 2000 and 131,453 shares not yet allocated to participant accounts in the ESOP, as to which she shares voting authority as a co-trustee.

(5) Includes an aggregate of 2,010 shares held in two self-employed pension plans, 9,050 shares subject to options vesting on or before May 8, 2000 and 114,230 shares held in participant accounts in the 401(k) Plan, as to which he shares voting authority as a co-trustee.

(6) Includes 5,000 shares held by Mr. Clayton's spouse and 9,050 shares subject to options vesting on or before May 8, 2000.

(7)  Includes 905 shares subject to options vesting on or before May 8, 2000.

(8) Includes 28,600 shares held in an IRA, 7,740 shares held by Dr. Reeve's spouse, 9,050 shares subject to options vesting on or before May 8, 2000 and 131,453 shares not yet allocated to participant accounts in the ESOP, as to which he shares voting authority as a co-trustee.

(9) Includes 15,000 shares held by Mr. Steed's spouse, 14,176 shares held in an IRA, 4,681 shares held in his spouse's IRA, 1,000 shares held by a corporation that may be deemed to be controlled by Mr. Steed, 9,050 shares subject to options vesting on or before May 8, 2000 and 114,230 shares held in participant accounts in the 401(k) Plan, as to which he shares voting authority as a co-trustee.

(10) Includes 10,428 shares held in an IRA, 2,000 shares held in a family limited partnership that may be deemed to be controlled by Mr. Talley and 9,050 shares subject to options vesting on or before May 8, 2000.

(11) Includes 9,050 shares subject to options vesting on or before May 8, 2000.

(12) Includes 19,652 shares held by Mr. Poston's spouse, 17,852 shares held in an IRA, 5,908 shares held in his 401(k) plan account (as to which he has dispositive, but not voting, authority), 454 shares held in his spouse's IRA, 7,747 shares allocated to his ESOP account, 60,340 shares subject to options vesting on or before May 8, 2000, and 131,453 shares not yet allocated to participant accounts in the ESOP, as to which he shares voting authority as a co-trustee.

(13) Includes 8,944 shares held in Ms. Fox's 401(k) plan account (as to which she has dispositive, but not voting, authority), 6,807 shares allocated to her ESOP account, 6,000 shares subject to options vesting on or before May 8, 2000, and 131,453 shares not yet allocated to participant accounts in the ESOP, as to which she shares voting authority as a co-trustee.

(14) Includes 7,133 shares allocated to Mr. Gable's ESOP account; 6,000 shares subject to options vesting on or before May 8, 2000, and 131,453 shares not yet allocated to participant accounts in the ESOP, as to which he shares voting authority as a co-trustee.

(15) Includes 131,453 shares that will be voted by the ESOP trustees, 114,230 shares that will be voted by the 401(k) Plan trustees and 205,985 shares subject to options vesting on or before May 8, 2000.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's reporting officers and directors and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission and the Company. Based solely on our review of the forms filed with the Commission and furnished to the Company, we believe that our executive officers and directors complied with all filing requirements applicable to them during the fiscal year ended December 31, 1999.


                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS


     Our Board of Directors consists of ten members divided into three classes. Ms. Berry and Messrs. Dorminey, Moody and Silvey are Class III directors serving an initial term expiring at the 2000 Annual Meeting of Shareholders and are being nominated for re-election for a three-year term commencing at this Annual Meeting. Messrs. Bullock and Clayton and Dr. Talley are Class I directors serving a term expiring at the 2001 Annual Meeting of Shareholders, and Dr. Reeve and Messrs. Steed and Upchurch are Class II directors serving an initial term expiring at 2002 Annual Meeting of Shareholders. Members of each class serve until their successors are elected and qualified and are elected for three-year terms upon the expiration of their initial term. All of the directors listed below, with exception to Mr. Moody, have served as directors of the Company since March 1997. Mr. Moody was elected in February 2000 to fill a vacancy created by an increase in the size of the Board.

     The following table sets forth the name, age, position(s) with the Company and its wholly owned subsidiary, Community First Bank (the "Bank"), business experience for the past five years and current term of service for each of the members of the Company's Board of Directors.

                             Age as of
       Name and             December 31,     Principal Employment for the Past Five         Term
      Position(s)              1999                      Five Years                       Expires
      -----------              ----                      ---- -----                       -------
T. Aubrey Silvey                 62        Chairman and Chief Executive Officer of          2000
Chairman of the Board                      Aubrey Silvey Enterprises, an electrical
                                           substation contractor

Gary D. Dorminey                 53        Chief Executive Officer, President and           2000
Chief Executive Officer,                   Director of the Company and the Bank
President and Director

Anna L. Berry                    50        Retired Treasurer of Southwire Company, a        2000
Director                                   major manufacturer of wire products

Gary M. Bullock                  57        President and Chief Executive Officer of         2001
Vice Chairman of the Board                 Carroll Electric Membership Corp.

Jerry L. Clayton                 57        Owner of Clayton Pharmacy                        2001
Director

W. Lamar Moody                   55        Manager of Georgia Power                         2000
Director                                   Company in Villa Rica, Georgia

Thomas E. Reeve                  79        Retired Physician                                2002
Director

Michael P. Steed                 55        President and Owner of Steed Company, a          2002
Director                                   manufacturer of fabric labels

Dean B. Talley                   57        Physician                                        2001
Director

Thomas S. Upchurch               60        President of the Georgia Partnership for         2002
Director                                   Excellence in Education

     The Board of  Directors  recommends  that you vote FOR the  election of Ms.
Berry and Messrs. Dorminey, Moody and Silvey as Class III directors to serve a three-year term as described in this Proxy Statement.

Meetings and Committees of the Board of Directors

     The Board of Directors of the Company met 13 times during fiscal 1999. All directors attended at least 75% of the Board and applicable committee meetings held during 1999.

     The Board of Directors has established a Compensation Committee, which establishes compensation levels for our officers, reviews management organization and development, reviews significant employee benefit programs and establishes and administers executive compensation programs. The Compensation Committee consists of Messrs. Bullock, Clayton and Upchurch and it met twice during 1999.

     The Board of Directors has also established an Audit Committee, which recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to the accountants. The Audit Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Company's internal accounting staff. The Audit Committee consists of Drs. Reeve and Talley, Mr. Upchurch and Mr. Silvey and it met four times during 1999.

     The Executive Committee of the Board of Directors has the authority to act on behalf of the Board on important matters between scheduled director meetings unless specific Board action is required or unless otherwise restricted by the Company's Articles of Incorporation or Bylaws or by action of its Board of Directors. The Executive Committee consists of Messrs. Silvey, Dorminey, Bullock and Steed, and it met 20 times during 1999.

     The Board of Directors may from time to time establish certain other committees to facilitate the management of the Company. The Board of Directors does not have a nominating committee.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee is comprised of Messrs. Bullock, Clayton and Upchurch. None of the members of the Compensation Committee has served as a executive officer of the Company and no executive officer of the Company has served as a director or member of the Compensation Committee of any other entity of which Messrs. Bullock, Clayton or Upchurch has served as an executive officer. See "Director Compensation" below for the terms of stock options, preferred stock and related bonuses granted to Messrs. Bullock, Clayton, Upchurch and the other non-employee directors of the Company.

Director Compensation

     Each of the directors of the Company is also a director of the Bank. We pay each member of the Bank's Board of Directors a fee of $575 per Board meeting attended, $750 per month for Executive Committee members other than the Chairman ($1,000 per month in the case of the Chairman of the committee) and $200 per meeting for all other committees. Directors of the Company do not receive compensation solely for their services as directors of the Company.

     On January 8, 1998, each non-employee director of the Company received 3,620 shares of Series A Convertible Preferred Stock ("Preferred Stock") under the Company's Management Recognition Plan ("MRP"). Directors who were also employees received shares of Preferred Stock as described in "Certain Transactions." The shares automatically convert into Common Stock in a one-to-one ratio (which was adjusted to a ratio of two shares of Common Stock for each share of Preferred Stock as a result of our February 16, 1999 100% stock dividend) on the five-year anniversary of the date of grant or upon a change of control of the Company, whichever is earlier; receive no dividends; have no liquidation preference and are not entitled to vote on any matters prior to their conversion into Common Stock. The Preferred Stock originally vested at the rate of 5% as of the last day of each calendar quarter of service commencing with the first calendar quarter after the grant date. Effective June 30, 1999, the Board of Directors amended the MRP to provide immediate full vesting for all participants.

     In December 1995, the Bank initiated a defined contribution post-retirement benefit plan to provide retirement benefits to its directors and to provide death benefits for the designated beneficiary. In connection with the plan's establishment, the Bank purchased a whole life insurance contract on the life of each director and entered into a split dollar arrangement with each director. The increase in cash surrender value of the contract, less the Bank's cost of funds, determines each director's annual benefit. In the event the insurance contract fails to produce positive returns, the Bank has no separate obligation to contribute to the Plan. At December 31, 1999, the cash surrender value of the insurance contract was approximately $1,314,000.

                               EXECUTIVE OFFICERS

     The following table contains certain information about the Company's executive officers. All references to positions with the Company also refer to the Bank and its predecessor.

                                            Age as of            Principal Employment
    Name and Positions(s)               December 31, 1999       for the Past Five Years
    ---------------------               -----------------       -----------------------
Gary D. Dorminey                               53              President and Chief Executive
President and Chief Executive Officer                          Officer of the Company

D. Lane Poston                                 50              Executive Vice President and Chief
Executive Vice President and                                   Operating Officer of the Company
Chief Operating Officer

C. Lynn Gable                                  47              Senior Vice President and
Senior Vice President and                                      Chief Financial Officer of the
Chief Financial Officer                                        Company since February 1997; prior
                                                               thereto, President of Gable
                                                               Financial Group, Inc.

Anyce C. Fox                                   53              Senior Vice President of the Company
Senior Vice President

                             EXECUTIVE COMPENSATION

         The following table sets forth the compensation that the Company and the Bank paid for services rendered in all capacities during the fiscal years ended December 31, 1999, 1998 and 1997 to the Company's chief executive officer and the three other executive officers whose total salary and bonus during such year exceeded $100,000. See "Certain Transactions" for a description of the terms of Preferred Stock awards granted to the named executive officers in 1999.

                           Summary Compensation Table

                                                                                         Long-Term
                                                                                       Compensation
                                                                                       ------------
                                  Annual Compensation                                     Awards
                                  -------------------                                     ------
                                                                                        Securities            All
Name and Principal                                                  Other Annual        Underlying           Other
Position                     Year        Salary         Bonus       Compensation(1)       Options       Compensation(2)
--------                     ----        ------         -----       ---------------       -------       ---------------
Gary D. Dorminey             1999      $ 165,000      $ 31,480           0                   0                  $30,000
President and Chief          1998        165,000       30, 000           0                   0                   29,947
Executive Officer            1997        165,000    466,295(3)           0                60,340                 15,709


D. Lane Poston               1999      $ 115,000      $ 32,000           0                   0                  $30,000
Executive Vice               1998        115,000        28,750           0                   0                   29,947
President and Chief          1997        115,000    468,311(3)           0                60,340                 13,859
Operating Officer

C. Lynn Gable                1999        $97,500       $17,500           0                   0                  $29,086
Senior Vice President        1998         93,600        15,000           0                   0                   29,947
and Chief Financial          1997         80,135    176,983(3)           0                 6,000                  7,678
Officer

Anyce C. Fox                 1999        $92,500       $17,500           0                   0                  $27,500
Senior Vice President        1998         85,600        15,000           0                   0                   29,947
                             1997         65,600    204,461(3)           0                 6,000                  7,093

-----------
(1) Does not include amounts attributable to miscellaneous benefits including automobiles that the Company or the Bank own and permit the executive to use. The cost of providing these benefits to any individual executive officer during any of the years reported did not exceed the lesser of $50,000 or 10% of the individual's total annual salary and bonus.

(2) Reflects the value of Company matching contributions to the indicated person's 401(k) plan and ESOP accounts as follows:

                                           1999                         1998                         1997
                                           ----                         ----                         ----
Mr. Dorminey
 401(k) Plan                                 0                            0                         $3, 011
 ESOP                                     $30,000                      $29,947                      $12,698
Mr. Poston
 401(k) Plan                                 0                            0                         $2, 099
 ESOP                                     $30,000                      $29,947                      $11,760
Mr. Gable
 401(k) Plan                                 0                            0                              $0
 ESOP                                     $29,086                      $29,947                       $7,678
Ms. Fox
 401(k) Plan                                 0                            0                            $845
 ESOP                                     $27,500                      $29,947                       $6,248

(3) Includes a bonus in the amount listed below accrued in 1997 and paid in 1998 and 1999 to reimburse the indicated person for tax liability relating to the preferred stock awards described in "Certain Transaction-Preferred Stock Awards."

                  Mr. Dorminey                       $439,561
                  Mr. Poston:                        $439,561
                  Mr. Gable:                         $160,380
                  Ms. Fox:                           $191,341

     The Company did not award any stock options or stock appreciation rights ("SARs") to any of the executives named in the Summary Compensation Table during fiscal 1999.

     The following table contains information concerning the options held at December 31, 1999 by the executives named in the Summary Compensation Table.

Fiscal 1999 Year-End Option Holdings and Values

                                                          Number of Securities              Value of Unexercised
                                                         Underlying Unexercised                 In-the-Money
                                                      Options at December 31, 1999    Options at December 31, 1999 (1)
                                                      ----------------------------    ----------------------------
                             Shares
                            Acquired
                               on          Value
  Name                       Exercise     Realized    Exercisable    Unexercisable    Exercisable      Unexercisable
------------------------   ------------ ------------  -----------    -------------    -----------      -------------
Mr. Dorminey                    0           $ 0           54,306          66,374               $0              $0

Mr. Poston                      0           $ 0           54,306          66,374                0               0

Mr. Gable                       0           $ 0            5,400           6,600                0               0

Ms. Fox                         0           $ 0            5,400           6,600                0               0


     (1) None of the options held by the indicated persons had an exercise price that was less than $17.375 per share, the closing price of the Company's Common Stock as reported by the Nasdaq Stock Market on December 31, 1999.

Retirement Plan

     The Bank has a defined benefit pension plan (the "Retirement Plan" ) for all employees who have attained the age of 21 years and have completed one year of service with the Bank. In general, the Retirement Plan provides for annual benefits payable monthly upon retirement at age 65 in an amount equal to approximately one percent of the average of the employee's compensation for the five successive calendar years within the final five calendar years of service affording the highest average, excluding bonuses, overtime pay and other special compensation, for each year of service, not in excess of 40 years. Under the Retirement Plan, an employee's benefits are fully vested after five years of qualifying service. A year of service is any year in which an employee works a minimum of 1,000 hours. The Retirement Plan provides for an early retirement option with reduced benefits for participants who are 55.

     The following table illustrates annual pension benefits for retirement at age 65 under various levels of compensation and years of service. The figures in the table assume that the Retirement Plan continues in its present form and that the participants elect a straight life annuity form of benefit.

     5 Year Average     10 Years of   15 Years of      20 Years of   25 Years of    30 Years of   35 Years of
      Compensation        Service        Service         Service       Service        Service        Service
           $ 40,000       $ 4,000         $ 6,000        $ 8,000      $ 10,000       $ 12,000       $ 14,000

             50,000         5,000           7,500         10,000        12,500         15,000         17,500

             60,000         6,000           9,000         12,000        15,000         18,000         21,000

             70,000         7,000          10,500         14,000        17,500         21,000         24,500

             80,000         8,000          12,000         16,000        20,000         24,000         28,000

             90,000         9,000          13,500         18,000        22,500         27,000         31,500

            100,000        10,000          15,000         20,000        25,000         30,000         35,000

            110,000        11,000          16,500         22,000        27,500         33,000         38,500

            120,000        12,000          18,000         24,000        30,000         36,000         42,000

            130,000        13,000          19,500         26,000        32,500         39,000         45,500

            140,000        14,000          21,000         28,000        35,000         42,000         49,000

            150,000        15,000          22,500         30,000        37,500         45,000         52,500

            160,000        16,000          24,000         32,000        40,000         48,000         56,000

     The Bank did not contribute to the Retirement Plan for fiscal 1999. At December 31, 1999, Mr. Dorminey had 8.67 years of credited service under the Retirement Plan and total accrued funds in the Retirement Plan of $13,230, Mr. Poston had 8.58 years of credited service under the Retirement Plan and total accrued funds in the Retirement Plan of $9,433, Ms. Fox had 8.50 years of credited service under the Retirement Plan and total accrued funds in the Retirement Plan of $6,233, and Mr. Gable had 1.83 years of credited service in the Retirement Plan and total accrued funds in the Retirement Plan of $1,755.

Employment Agreements

     Under the employment agreement executed by Mr. Dorminey, the Bank and the Company (the Bank and the Company are hereinafter collectively referred to as the "Employer") on December 29, 1997, Mr. Dorminey will receive (a) an annual salary of $165,000, which is subject to discretionary annual increases by the Bank's Board of Directors; (b) an incentive bonus determined each year by the Compensation Committee of the Bank's Board of Directors based upon the achievement of certain performance criteria to be determined annually by the Board of Directors; (c) benefits under such other programs as are maintained for employees of the Bank or the Company generally; (d) reimbursement for reasonable business expenses, club dues and business-related costs of club membership; (e) use of an automobile; and (f) such other medical, dental and other health care benefits as are extended to other management personnel. The agreement has an initial term of three years and will automatically renew on each day after its effective date so that the term remains a three-year term. Either Mr. Dorminey or the Employer may terminate automatic renewal by giving written notice to the other party of the termination, in which event the term will end on the third anniversary of the thirtieth day following the date the written notice is received. If the Employer terminates the agreement for cause, as defined in the agreement or Mr. Dorminey terminates the agreement without good reason, as defined in the agreement, Mr. Dorminey will receive only the salary and bonus amounts that are due and owed to him on the effective date of the termination. If he is terminated without cause or upon permanent disability, or if he terminates his employment with good reason, 60 days' prior written notice of intent to terminate is required and Mr. Dorminey will receive a termination payment equal to his Average Monthly Compensation, as defined below, for the remaining term of the agreement. Average Monthly Compensation means the quotient determined by dividing (a) the greater of (1) Mr. Dorminey's then current base salary, or (2) the average of his base salary and incentive bonus for the most recent three consecutive 12-month periods during which he was employed by the Employer immediately prior to the effective date of the termination that produced the highest average, by (b) twelve (12). This payment may decrease if necessary to comply with the Internal Revenue Code. In addition, Mr. Dorminey has agreed not to engage in the community banking business within a 20-mile radius of any office or facility of the Employer for a period of 36 months following his termination by the Employer for cause or by Mr. Dorminey for good reason or following a change in control of the Employer as defined in the agreement, and not to solicit the Employer's customers or employees within the same geographic area for the same period of time.

     Messrs. Poston and Gable and Ms. Fox also entered into employment agreements with the Employer that contain essentially identical terms and conditions, except that the base salaries set forth in such agreements are $115,000, $90,000 and $65,600, respectively.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     This report discusses the compensation objectives and policies applicable to the Company's executive officers and the Company's policy generally with respect to the compensation of all executive officers as a group for fiscal 1999 and specifically reviews the compensation established for the Company's Chief Executive Officer during fiscal 1999 as reported in the Summary Compensation Table. The Compensation Committee makes recommendations to the Board for the compensation of the Company's Chief Executive Officer. The Chief Executive Officer does not participate in the Compensation Committee's discussion or recommendations. The Board must approve all compensation actions pertaining to the Chief Executive Officer.

Compensation Philosophy

     The Company's executive compensation program has three main objectives: (1) to align the interests of the executive officers with the interests of the Company's shareholders (2) to attract and retain highly talented and productive executives, and (3) to provide incentives to those executive officers for superior corporate performance measured by the Company's strategic achievements and overall financial performance. To achieve these objectives, the Company's executive compensation program consists of base salary, short-term incentive compensation in the form of a bonus, and long-term incentive compensation in the form of stock options and shares of Preferred Stock. These compensation elements are in addition to the general benefit programs that are offered to all of the Company's employees.

     In determining the amount of compensation to be awarded to executive officers, the Committee studies the compensation packages for executives of a peer group of the Company's most direct competitors for executive talent, assesses the competitiveness of the Company's executive compensation program and reviews the Company's financial performance for the previous fiscal year and its anticipated financial performance for the current year. The Committee also gauges the success of the compensation program in achieving its objectives in the previous year and considers the Company's overall performance objectives.

     The Company's executive compensation program includes three basic types of compensation: base salary, incentive compensation, and long-term incentive compensation, each of which is described more fully below.

Base Salary

     In addition to the factors listed in the foregoing section that support the Company's executive compensation program generally, each executive officer's base salary is based on his or her individual area of responsibility and accountability within the Company. Base salary does not depend upon or relate to the achievement of any predetermined performance targets.

Incentive Compensation

     Bonuses for executive officers are intended to motivate the individual to work hard to achieve the Company's financial and operational performance goals or to otherwise motivate the individual to aim for a high level of achievement on behalf of the Company in the coming year.

     Bonuses are determined based on a combination of factors including the Company's historic and recent financial performance, the individual's contribution to that performance, the individual's performance on non-financial goals such as ethical business conduct, client satisfaction and the general perception of the Company and the Bank by financial leaders and customers, and other contributions to the Company's success. We evaluate each of these factors subjectively and give them relatively equal weight without applying a rigorous formula.

Long-Term Incentive Compensation

     We believe that stock ownership further aligns the interests of the executive officers with the interests of the Company's shareholders. The
Company's long-term incentive compensation for its executive officers is based upon the Company's 1997 Stock Option Plan and its Management Recognition Plan. We believe that placing a portion of the executives' total compensation in the form of long-term compensation will retain and provide incentives to top management. In determining the number and terms of options and the number of shares of Preferred Stock to grant an executive, we primarily consider subjectively the same criteria as we consider in awarding bonuses, as well as the degree to which an incentive for long-term performance would benefit the Company. We believe that these stock grants and options should include vesting conditions that further encourage the executive officers to remain with the Company for some time before the full benefit can be realized.

Benefits

     We believe the Company must offer a competitive benefits program to attract and retain key executives. The Company provides the same medical and other benefits to its executive officers that are generally available to its other employees.

Compensation of the Chief Executive Officer

     The compensation of the Company's Chief Executive Officer is prescribed in his employment agreement, which is described under "Executive Compensation - Employment Agreements." We use data from banks in the Southeast of similar asset size published in SNL Executive Compensation Review to determine and adjust his base salary. The goal for base salary is to be within five percent (5%) of the median for the surveyed group. The Chief Executive Officer's bonus and long-term compensation have been and will continue to be determined based on similar elements and measures of performance as is the compensation for the Company's other executive officers. We may also employ certain broader criteria more specific to the responsibilities of the Chief Executive Officer.

Section 162(m) of the Internal Revenue Code

     It is our responsibility to address the issues raised by Section 162(m) of the Internal Revenue Code, as amended (the "Code"). The revisions of this Code section made certain non-performance based compensation in excess of $1,000,000 to executives of public companies non-deductible to the companies beginning in 1994. We have reviewed these issues and have determined that no portion of compensation payable to any executive officer for fiscal 1999 is non-deductible. The Company's 1997 Stock Option Plan limits to 200,000 the number of options that may be awarded to any individual in a single year under that plan.

         Submitted by:     THE COMPENSATION COMMITTEE

                                 Gary M. Bullock
                                Jerry L. Clayton
                               Thomas S. Upchurch

                                PERFORMANCE GRAPH

     The following Performance Graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return on the Nasdaq Stock Market (U.S.) index and the Nasdaq Bank Stocks Index from July 1, 1997, the date the Company's Common Stock began trading on the Nasdaq Stock Market, to December 31, 1999. The Performance Graph assumes reinvestment of dividends, where applicable. The base amount for the Company's Common Stock is $15.9375 per share, which was the closing price of the initial day of trading on July 1, 1997. The initial offering price for the Company's Stock was $10.00 per share.

                               [GRAPHIC OMITTED]

                                                July 1,       December 31,        December 31,        December 31,
                                                 1997             1997                1998                1999
                                                 ----             ----                ----                ----
Community First Banking Company                $100.000         $138.039            $125.098            $114.930
The Nasdaq Stock Market (U.S.)                 $100.000         $109.625            $154.105            $278.755
Nasdaq Bank Stocks                             $100.000         $133.847            $132.576            $127.765

                              CERTAIN TRANSACTIONS

ESOP Loan

     The Company has established an Employee Stock Ownership Plan for employees age 21 or older who have at least one year of credited service with the Bank or any affiliate (including years of service with the mutual predecessor of the Bank). The Bank administers the ESOP and Lisa Lawson, Thomas E. Reeve, Jr., Steve McCord, Anna L. Berry, D. Lane Poston, Anyce C. Fox and C. Lynn Gable act as trustees of the related trust.

     The ESOP is currently funded by the Company, although the Bank and any other adopting affiliate may fund the ESOP. Contributions may be made in cash (which primarily will be invested in Common Stock) or Common Stock. Benefits may be paid either in shares of Common Stock or in cash. In any plan year, the Company may make additional discretionary contributions for the benefit of plan participants in either cash or shares of Common Stock, which the ESOP may acquire through the purchase of outstanding shares in the market or from individual shareholders, upon the Company's original issuance of additional shares or upon the Company's sale of treasury shares. These purchases, if made, would be funded through additional borrowings by the ESOP or additional contributions. Various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions, will affect the timing, amount and manner of future contributions to the ESOP.

     On June 27, 1997, the ESOP obtained a loan from the Company in the principal amount of $3,861,700 and used the proceeds to purchase 386,170 shares of Common Stock issued in the Company's subscription offering for its Common Stock. Shares purchased by the ESOP with the proceeds of the loan were held in a loan suspense account and released on a pro rata basis as debt service payments were made. The Company was required to make cash contributions to the ESOP sufficient to amortize the principal and interest on the loan, which had an original maturity of five years. At December 31, 1999, substantially all of the ESOP loan was repaid to the Company, and the loan was paid in full on January 5, 2000. Accordingly, all shares are considered to have been released from the loan suspense account as of December 31, 1999, although we plan to allocate the stock to active employees over a two-year period.

Preferred Stock Awards

     On January 8, 1998, directors and executive officers of the Company were awarded the following numbers of shares of Preferred Stock under the Management Recognition Plan: Mr. Dorminey: 24,135 shares; Mr. Poston: 24,135 shares; Mr.
Gable: 8,806 shares; Ms. Fox: 10,506 shares;  each non-employee  director of the
Company: 3,620 shares. The shares convert automatically to Common Stock in a ratio of two shares of Common Stock for each share of Preferred Stock as a result of the February 16, 1999 100% stock dividend. This conversion occurs upon the earlier of January 8, 2003 or a change of control of the Company. Prior to such conversion, the shares have no voting or dividend rights and no liquidation preference.

     The Preferred Stock originally vested at the rate of 5% as of the last day of each calendar quarter of service commencing with the first calendar quarter after the grant date. Effective June 30, 1999, the Board of Directors amended the MRP to provide immediate full vesting for all participants.

Other Transactions

     Some of our directors, officers, principal shareholders and their associates were customers of, or had transactions with, the Company or the Bank in the ordinary course of business during 1999. Some of our directors are directors, officers, trustees or principal securities holders of corporations or other organizations that also were customers of, or had transactions with, the Company or the Bank in the ordinary course of business during 1999.

     All outstanding loans and other transactions with our directors, officers and principal shareholders were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, when made, did not involve more than the normal risk of collectability or present other unfavorable features. In addition to banking and financial transactions, we may have had additional transactions with, or used products or services of, various organizations with which our directors were associated. The amounts involved in these non-credit transactions have not been material in relation to our business or to that of such other organizations. We expect to continue to have similar transactions in the ordinary course of business with such individuals and their associates in the future.


                                  PROPOSAL TWO
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Unless otherwise directed by the shareholders, the persons appointed as proxies will vote for ratification of the appointment by the Board of Directors, upon the recommendation of the Audit Committee, of Porter Keadle Moore, LLP as the Company's independent accountants for fiscal 2000. If the shareholders do not ratify the appointment of Porter Keadle Moore, LLP, the Audit Committee will reconsider its recommendation. We have been informed that no member of Porter Keadle Moore, LLP has any direct or material indirect financial interest in the Company or the Bank. A representative of Porter Keadle Moore, LLP will be present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

     The Board of Directors recommends that you vote FOR the ratification of the appointment of Porter Keadle Moore, LLP as the Company's independent accountants for fiscal 2000.


                      EXPENSES AND SOLICITATION OF PROXIES


     The Company will pay the expenses of the solicitation of proxies for the 2000 Annual Meeting. In addition to solicitation by mail, certain directors, officers and regular employees of the Company and its subsidiaries may solicit proxies by telephone, telegram or personal interview, for which they will receive no compensation in addition to their regular salaries. The Company will request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the shares of Common Stock held of record by these institutions, and, upon request, will reimburse them for their reasonable out-of-pocket expenses in connection therewith.


                              SHAREHOLDER PROPOSALS


     We must receive any shareholder proposals submitted for consideration at the next Annual Meeting of Shareholders no later than November 22, 2000 to be included in our 2001 proxy materials. A shareholder must notify the Company before January 31, 2001 of a proposal for the 2001 Annual Meeting that the shareholder intends to present other than by inclusion in the Company's proxy materials. If we do not receive such notice before January 31, 2001, proxies solicited by our management will confer discretionary authority upon our management to vote upon any such matter.


                                  OTHER MATTERS

         We know of no other matters that may be brought before the meeting. If, however, any matter other than the proposals addressed in this Proxy Statement or matters incident to these matters come before the meeting, the persons appointed as proxies will vote on these matters in accordance with their best judgment.